DENNY’S CORPORATION REPORTS RESULTS FOR THIRD QUARTER 2016

SPARTANBURG, S.C., November 1, 2016 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its third quarter ended September 28, 2016.

Third Quarter Highlights

•	Raised 2016 full year guidance for Adjusted EBITDA*.

•	Domestic system-wide same-store sales increased 1.0%, including an increase of 1.0% at company restaurants and an increase of 1.0% at domestic franchised restaurants.

•	Opened 13 system restaurants including ten domestic and three international franchised locations.

•	Completed 62 remodels including six at company restaurants.

•	Company restaurant operating margin expanded 12.8% to $16.0 million while franchise operating margin grew 4.8% to $25.0 million.

•	Net Income increased 8.7% to $9.7 million, or $0.13 per diluted share.

•	Adjusted Net Income* grew 3.9% to $9.7 million while Adjusted Net Income per Share* grew 15.0% to $0.13.

•	Adjusted EBITDA* improved by 5.9% to $24.9 million.

•	Generated $3.7 million of Free Cash Flow*, after cash capital expenditures of $18.1 million.

•	Allocated $11.9 million towards share repurchases.

John Miller, President and Chief Executive Officer, stated, “As we continue to build one of the leading franchise systems in the country, our strategic initiatives have resulted in consistent revenue and earnings growth along with stable Free Cash Flow* generation. During the third quarter, we achieved positive system same-store sales and significantly improved both our company and franchise operating margins as we continued with our improvements in guest appeal."
Miller continued, “With our marketing efforts focused on driving additional gains in traffic, ongoing enhancements to our menu and atmosphere, and improved execution for our guests, we remain enthusiastic as we look ahead. As our successful brand revitalization program accelerates throughout the system, we are confident in our ability to deliver profitable system sales growth while we expand our global reach and position Denny’s for long-term success.”

Third Quarter Results

Denny’s domestic system-wide same-store sales increased 1.0%, including a 1.0% increase at company restaurants and a 1.0% increase at domestic franchised restaurants. During the quarter, the Company acquired six franchised restaurants. Denny’s franchisees opened 13 restaurants and closed five restaurants, bringing the total number of restaurants to 1,728.

Denny’s total operating revenue grew 3.7% to $128.4 million due to an increase in both company restaurant sales and franchise royalties. Company restaurant sales improved 4.3% to $93.1 million due to a greater number of company restaurants compared to the prior year quarter and the growth in same-store sales. Franchise and licensing revenue grew 2.2% to $35.3 million primarily due to higher royalty revenue, partially offset by a decrease in occupancy revenue.

Company restaurant operating margin of $16.0 million, or 17.2% of company restaurant sales, increased $1.8 million, or 130 basis points. Franchise operating margin of $25.0 million, or 70.9% of franchise and licensing revenue, increased $1.1 million, or 180 basis points.

Total general and administrative expenses were $17.6 million compared to $16.0 million in the prior year quarter primarily due to a $1.2 million market valuation change in our non-qualified deferred compensation plan liabilities. A corresponding gain on plan assets is reflected in other non-operating income, resulting in no impact on net income. Interest expense of $3.1 million increased $0.8 million due to higher borrowings compared to the prior year quarter. Denny’s ended the quarter with $228.5 million of total debt outstanding, including $203.0 million of borrowings under its revolving credit facility. Depreciation and amortization expense of $5.6 million increased $0.2 million.

The provision for income taxes was $5.3 million, reflecting an effective tax rate of 35.2%. Due to the use of net operating loss and tax credit carryforwards, the Company paid $0.2 million in cash taxes during the quarter.

Denny's Net Income of $9.7 million, or $0.13 per diluted share, grew 8.7%. Adjusted Net Income per Share* of $0.13 grew 15.0% compared to the prior year quarter.

Free Cash Flow* and Capital Allocation

Denny’s generated $3.7 million of Free Cash Flow* in the quarter after investing $18.1 million in cash capital expenditures, including the acquisition of six franchised restaurants and the remodeling of six company restaurants.

During the quarter, the Company allocated $11.9 million to repurchase 1.1 million shares, excluding shares received associated with the $50 million accelerated share repurchase agreement announced in November 2015. As of September 28, 2016, the Company had approximately $118 million remaining in authorized share repurchases, including the impact of the accelerated share repurchase agreement. As part of that agreement, the Company received 3.5 million shares at the beginning of the term and received the remaining 1.5 million shares at the end of the agreement in July 2016.

Business Outlook

Mark Wolfinger, Denny's Executive Vice President, Chief Administrative Officer and Chief Financial Officer, commented, “By successfully delivering a differentiated and relevant brand, we once again outperformed key industry benchmarks and increased our market share. In addition, we continued to strategically acquire select franchised restaurants that we intend to reinvigorate and reposition in order to enhance our return on invested capital. With one of the industry’s strongest balance sheets, we have the financial capacity to support our continued growth initiatives while simultaneously returning value to our shareholders with our ongoing share repurchase program."

The following full year 2016 estimates are based on management’s expectations at this time and exclude any impact from the liquidation of the Advantica Pension Plan.

•	Same-store sales growth at company restaurants between 1.5% and 2.5% with same-store sales growth at domestic franchised restaurants between 1% and 2%.

•	45 to 50 (vs. 44 to 48**) new restaurant openings, with net restaurant growth of 15 to 20 (vs. 10 to 15**) restaurants.

•	Acquisition of nine (vs. seven**) franchised restaurants and refranchising of six company restaurants.

•	Total operating revenue between $506 and $509 million (vs. $505 and $508 million**) including franchise and licensing revenue between $139 and $140 million.

•	Company restaurant margin between 17.5% and 18% (vs. 17% and 17.5%**) and franchise restaurant margin between 69.5% and 70% (vs. 69% and 69.5%**).

•	Total general and administrative expenses between $66 and $68 million (vs. $65 and $67 million**).

•	Adjusted EBITDA* between $97 and $99 million (vs. $96 and $98 million**).

•	Depreciation and amortization expense between $22 and $22.5 million (vs. $21.5 and $22 million**).

•	Net interest expense between $11.5 and $12 million.

•	Effective income tax rate between 33% and 37% with cash taxes between $2 and $3 million (vs. $3 and $5 million**).

•
Cash capital expenditures between $33 and $35 million (vs. $29 and 31 million**) including the acquisition of nine (vs. seven**) franchised restaurants, completion of approximately 25 remodels at company restaurants, the opening of one new company restaurant, and the scrape and rebuild of one company restaurant.

•	Free Cash Flow* between $50 and $52 million (vs. $51 and $53 million**).

*
Adjusted Net Income excludes debt refinancing charges, impairment charges, gains on sales of assets, and other adjustments including the pension settlement loss. The forward looking non-GAAP estimates set forth above are provided only on a non-GAAP basis. The Company is not able to reconcile these forward-looking non-GAAP estimates to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict or forecast the items impacting these estimates with a reasonable degree of accuracy. The Company is unable to determine the probable significance of the unavailable information. Please refer to the historical reconciliation of Net Income to Adjusted Income Before Taxes, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA, and Free Cash Flow included in the following tables.

**	Represents guidance ranges provided in Denny’s second quarter 2016 earnings release dated August 3, 2016.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the third quarter ended September 28, 2016 on its quarterly investor conference call today, Tuesday, November 1, 2016 at 4:30 p.m. Eastern Time.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of September 28, 2016, Denny’s had 1,728 franchised, licensed, and company restaurants around the world with combined sales of $2.8 billion including 119 restaurants in Canada, Puerto Rico, Mexico, New Zealand, Honduras, Costa Rica, Dominican Republic, the United Arab Emirates, Guam, Curaçao, El Salvador, and Trinidad and Tobago. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2015 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Jessica Liddell, ICR
203-682-8208

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	9/28/16	12/30/15
Assets
Current assets
Cash and cash equivalents	$1,526	$1,671
Receivables	14,175	16,552
Assets held for sale	—	931
Other current assets	10,179	17,260
Total current assets	25,880	36,414
Property, net	131,537	124,816
Goodwill	35,270	33,454
Intangible assets, net	53,897	46,074
Deferred income taxes	23,083	29,159
Other noncurrent assets	28,065	27,120
Total assets	$297,732	$297,037

Liabilities
Current liabilities
Current maturities of capital lease obligations	$3,311	$3,246
Accounts payable	14,877	20,759
Other current liabilities	55,745	77,548
Total current liabilities	73,933	101,553
Long-term liabilities
Long-term debt, less current maturities	203,000	195,000
Capital lease obligations, less current maturities	22,227	17,499
Other	52,324	43,580
Total long-term liabilities	277,551	256,079
Total liabilities	351,484	357,632

Shareholders' deficit
Common stock	1,070	1,065
Paid-in capital	582,864	565,364
Deficit	(394,117)	(402,245)
Accumulated other comprehensive loss, net of tax	(9,808)	(23,777)
Treasury stock	(233,761)	(201,002)
Total shareholders' deficit	(53,752)	(60,595)
Total liabilities and shareholders' deficit	$297,732	$297,037

Debt Balances
(In thousands)	9/28/16	12/30/15
Credit facility revolver due 2020	$203,000	$195,000
Capital leases	25,538	20,745
Total debt	$228,538	$215,745

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	9/28/16	9/30/15
Revenue:
Company restaurant sales	$93,122	$89,279
Franchise and license revenue	35,264	34,499
Total operating revenue	128,386	123,778
Costs of company restaurant sales	77,118	75,090
Costs of franchise and license revenue	10,275	10,649
General and administrative expenses	17,558	16,008
Depreciation and amortization	5,609	5,422
Operating (gains), losses and other charges, net	249	886
Total operating costs and expenses, net	110,809	108,055
Operating income	17,577	15,723
Interest expense, net	3,117	2,327
Other nonoperating (income) expense, net	(543)	592
Net income before income taxes	15,003	12,804
Provision for income taxes	5,277	3,854
Net income	$9,726	$8,950

Basic net income per share	$0.13	$0.11
Diluted net income per share	$0.13	$0.11

Basic weighted average shares outstanding	74,851	82,923
Diluted weighted average shares outstanding	76,791	85,056

Comprehensive income	$9,771	$5,673

General and Administrative Expenses	Quarter Ended
(In thousands)	9/28/2016	9/30/2015
Share-based compensation	$1,775	$1,941
Other general and administrative expenses	15,783	14,067
Total general and administrative expenses	$17,558	$16,008

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Quarters Ended
(In thousands, except per share amounts)	9/28/16	9/30/15
Revenue:
Company restaurant sales	$272,718	$263,890
Franchise and license revenue	104,625	103,378
Total operating revenue	377,343	367,268
Costs of company restaurant sales	224,066	218,718
Costs of franchise and license revenue	31,037	32,843
General and administrative expenses	50,691	49,771
Depreciation and amortization	16,207	15,760
Operating (gains), losses and other charges, net	24,365	1,722
Total operating costs and expenses, net	346,366	318,814
Operating income	30,977	48,454
Interest expense, net	8,905	6,678
Other nonoperating (income) expense, net	(635)	538
Net income before income taxes	22,707	41,238
Provision for income taxes	14,579	14,021
Net income	$8,128	$27,217

Basic net income per share	$0.11	$0.32
Diluted net income per share	$0.10	$0.32

Basic weighted average shares outstanding	76,214	83,952
Diluted weighted average shares outstanding	78,052	86,067

Comprehensive income	$22,097	$25,973

General and Administrative Expenses	Three Quarters Ended
(In thousands)	9/28/16	9/30/15
Share-based compensation	$5,625	$5,505
Other general and administrative expenses	45,066	44,266
Total general and administrative expenses	$50,691	$49,771

DENNY’S CORPORATION
Reconciliation of Net (Loss) Income to Non-GAAP Operating Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis.  The Company uses Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources.  However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended		Three Quarters Ended
(In thousands, except per share amounts)	9/28/16	9/30/15	9/28/16	9/30/15
Net income	$9,726	$8,950	$8,128	$27,217
Provision for income taxes	5,277	3,854	14,579	14,021
Operating (gains), losses and other charges, net	249	886	24,365	1,722
Other nonoperating (income) expense, net	(543)	592	(635)	538
Share-based compensation	1,775	1,941	5,625	5,505
Adjusted Income Before Taxes	$16,484	$16,223	$52,062	$49,003

Interest expense, net	3,117	2,327	8,905	6,678
Depreciation and amortization	5,609	5,422	16,207	15,760
Cash payments for restructuring charges and exit costs	(271)	(417)	(1,104)	(1,216)
Cash payments for share-based compensation	—	—	(2,529)	(3,440)
Adjusted EBITDA	$24,939	$23,555	$73,541	$66,785

Cash interest expense, net	(2,869)	(2,086)	(8,150)	(5,951)
Cash paid for income taxes, net	(202)	(756)	(1,140)	(4,916)
Cash paid for capital expenditures	(18,122)	(8,361)	(27,571)	(20,762)
Free Cash Flow	$3,746	$12,352	$36,680	$35,156

	Quarter Ended		Three Quarters Ended
(In thousands, except per share amounts)	9/28/16	9/30/15	9/28/16	9/30/15
Net income	$9,726	$8,950	$8,128	$27,217
Pension settlement loss	—	—	24,297	—
Gains on sales of assets and other, net	(77)	(23)	(764)	(43)
Impairment charges	—	577	—	671
Loss on debt refinancing	—	—	—	293
Tax effect (1)	27	(188)	(1,871)	(313)
Adjusted Net Income	$9,676	$9,316	$29,790	$27,825

Diluted weighted average shares outstanding	76,791	85,056	78,052	86,067

Adjusted Net Income Per Share	$0.13	$0.11	$0.38	$0.32

(1)
Tax adjustment for the loss on pension termination for the three and nine months ended September 28, 2016 are calculated using an effective tax rate of 8.8%. The remaining tax adjustments for the three and nine months ended September 28, 2016 are calculated using the Company's year-to-date effective tax rate of 35.6%, which excludes the impact of the pension termination. Tax adjustments for the three and nine months ended September 30, 2015 are calculated using the Company's 2015 year-to-date effective tax rate of 34.0%.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	9/28/16		9/30/15
Company restaurant operations: (1)
Company restaurant sales	$93,122	100.0%	$89,279	100.0%
Costs of company restaurant sales:
Product costs	22,819	24.5%	23,289	26.1%
Payroll and benefits	35,999	38.7%	34,249	38.4%
Occupancy	4,928	5.3%	5,164	5.8%
Other operating costs:
Utilities	3,429	3.7%	3,517	3.9%
Repairs and maintenance	1,559	1.7%	1,549	1.7%
Marketing	3,500	3.8%	3,383	3.8%
Other	4,884	5.2%	3,939	4.4%
Total costs of company restaurant sales	$77,118	82.8%	$75,090	84.1%
Company restaurant operating margin (2)	$16,004	17.2%	$14,189	15.9%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$25,039	71.0%	$23,922	69.3%
Initial fees	757	2.1%	558	1.6%
Occupancy revenue	9,468	26.8%	10,019	29.1%
Total franchise and license revenue	$35,264	100.0%	$34,499	100.0%

Costs of franchise and license revenue:
Occupancy costs	$7,023	19.9%	$7,620	22.1%
Other direct costs	3,252	9.2%	3,029	8.8%
Total costs of franchise and license revenue	$10,275	29.1%	$10,649	30.9%
Franchise operating margin (2)	$24,989	70.9%	$23,850	69.1%

Total operating revenue (4)	$128,386	100.0%	$123,778	100.0%
Total costs of operating revenue (4)	87,393	68.1%	85,739	69.3%
Total operating margin (4)(2)	$40,993	31.9%	$38,039	30.7%

Other operating expenses: (4)(2)
General and administrative expenses	$17,558	13.7%	$16,008	12.9%
Depreciation and amortization	5,609	4.4%	5,422	4.4%
Operating (gains), losses and other charges, net	249	0.2%	886	0.7%
Total other operating expenses	$23,416	18.2%	$22,316	18.0%

Operating income (4)	$17,577	13.7%	$15,723	12.7%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Three Quarters Ended
(In thousands)	9/28/16		9/30/15
Company restaurant operations: (1)
Company restaurant sales	$272,718	100.0%	$263,890	100.0%
Costs of company restaurant sales:
Product costs	67,253	24.7%	66,609	25.2%
Payroll and benefits	104,548	38.3%	101,118	38.3%
Occupancy	14,721	5.4%	14,972	5.7%
Other operating costs:
Utilities	9,232	3.4%	9,825	3.7%
Repairs and maintenance	4,893	1.8%	4,496	1.7%
Marketing	10,123	3.7%	9,848	3.7%
Other	13,296	4.9%	11,850	4.5%
Total costs of company restaurant sales	$224,066	82.2%	$218,718	82.9%
Company restaurant operating margin (2)	$48,652	17.8%	$45,172	17.1%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$73,694	70.4%	$70,859	68.5%
Initial fees	2,081	2.0%	1,659	1.6%
Occupancy revenue	28,850	27.6%	30,860	29.9%
Total franchise and license revenue	$104,625	100.0%	$103,378	100.0%

Costs of franchise and license revenue:
Occupancy costs	$21,373	20.4%	$23,244	22.5%
Other direct costs	9,664	9.2%	9,599	9.3%
Total costs of franchise and license revenue	$31,037	29.7%	$32,843	31.8%
Franchise operating margin (2)	$73,588	70.3%	$70,535	68.2%

Total operating revenue (4)	$377,343	100.0%	$367,268	100.0%
Total costs of operating revenue (4)	255,103	67.6%	251,561	68.5%
Total operating margin (4)(2)	$122,240	32.4%	$115,707	31.5%

Other operating expenses: (4)(2)
General and administrative expenses	$50,691	13.4%	$49,771	13.6%
Depreciation and amortization	16,207	4.3%	15,760	4.3%
Operating gains, losses and other charges, net	24,365	6.5%	1,722	0.5%
Total other operating expenses	$91,263	24.2%	$67,253	18.3%

Operating income (4)	$30,977	8.2%	$48,454	13.2%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended		Three Quarters Ended
(increase vs. prior year)	9/28/16	9/30/15	9/28/16	9/30/15
Company Restaurants	1.0%	7.0%	1.5%	7.5%
Domestic Franchised Restaurants	1.0%	5.9%	0.9%	6.7%
Domestic System-wide Restaurants	1.0%	6.1%	1.0%	6.8%
System-wide Restaurants	0.9%	5.0%	0.8%	6.0%

Average Unit Sales	Quarter Ended		Three Quarters Ended
(In thousands)	9/28/16	9/30/15	9/28/16	9/30/15
Company Restaurants	$573	$563	$1,689	$1,660
Franchised Restaurants	$396	$393	$1,174	$1,167

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units June 29, 2016	162	1,558	1,720
Units Opened	—	13	13
Units Reacquired	6	(6)	—
Units Refranchised	—	—	—
Units Closed	—	(5)	(5)
Net Change	6	2	8
Ending Units September 28, 2016	168	1,560	1,728

Equivalent Units
Third Quarter 2016	163	1,560	1,723
Third Quarter 2015	159	1,536	1,695
Net Change	4	24	28

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 30, 2015	164	1,546	1,710
Units Opened	1	37	38
Units Reacquired	9	(9)	—
Units Refranchised	(6)	6	—
Units Closed	—	(20)	(20)
Net Change	4	14	18
Ending Units September 28, 2016	168	1,560	1,728

Equivalent Units
Year-to-Date 2016	161	1,554	1,715
Year-to-Date 2015	159	1,536	1,695
Net Change	2	18	20